Exhibit 10.11

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) dated as of February 4, 2008 is made by and between Hawaiian Telcom Communications, Inc., a Delaware corporation, on behalf of itself and its subsidiaries (collectively, “Hawaiian Telcom” or the “Company”) and Stephen F. Cooper (“Cooper”), Kevin Nystrom (“Nystrom”) and Kroll Zolfo Cooper LLC (“KZC”), a New Jersey limited liability company, relating to Hawaiian Telcom and its subsidiaries.

Recitals:

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which Cooper, Nystrom and KZC will perform management services for the Company, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.             Engagement.  The Company hereby engages Cooper, Nystrom and KZC and Cooper, Nystrom and KZC hereby accept such engagement, on the terms and conditions set forth in this Agreement.  The Company is hereby acquiring from KZC the services of Cooper, Nystrom and additional individuals to work for the Company (the “Associate Directors”) as set forth below.  Subject to the last sentence of Section 3 with respect to Cooper only, all compensation for the services and actions of Cooper, Nystrom, KZC and the Associate Directors under this Agreement will be paid to KZC.

2.             Duties.

(a)           The Company represents to Cooper, Nystrom and KZC that its Board of Directors (the “Board”) has duly adopted the resolution (the “Resolution”) appended hereto and incorporated herein by reference approving the terms of this Agreement and electing Cooper as the Chief Executive Officer of the Company and Nystrom as the Chief Operating Officer of the Company.  KZC will assign Associate Directors to serve in various capacities with the Company and to perform other services required of KZC or the Company hereunder; provided that (i) from the period beginning on the date hereof and ending on February 29, 2008, no less than two full-time Associate Directors shall be assigned, and (ii) from the period beginning on March 1, 2008 and through the remainder of the term of this Agreement, no less than three full-time Associate Directors shall be assigned.  KZC may, with prior written approval from the Executive Committee of the Board (the “Committee”), utilize employees of KZC’s parent, Kroll, Inc. and its other subsidiaries.

(b)           (i) Pursuant to and except as limited by the terms of such Resolution, and except as described in paragraph (b)(ii) below, Cooper, Nystrom and KZC shall be authorized to make decisions with respect to the management and operation of the Company’s business, including without limitation organization and human resources, marketing and sales, logistics, finance and administration and such other areas as they may identify, in such manner as they deem necessary or appropriate in a manner consistent with the business judgment rule and the provisions of local law, subject to review and approval by the Committee in accordance with the Company’s charters, Bylaws, other governing documents (if any) (collectively the “Constitutive Documents”) and applicable state law.

(ii)           Unless any such action is being taken in accordance with an annual budget or other action previously approved by the Board or the Committee, notwithstanding the foregoing and in addition to any other approval required by the Constitutive Documents or by applicable law, the approval of the Committee  shall be required to do any of the following, and none of Cooper, Nystrom, KZC or the Associate Directors (individually, a “Representative” and collectively, the “Representatives”) shall take or agree to take any of the following actions without the approval of the Committee:

(1)     Approve the annual operating or capital budget of the Company, modify in any material respect any such budget or take any action that is or would be reasonably likely to be in material variance therefrom.

(2)     Enter into any contract involving payments to or from the Company in excess of $500,000 other than any such contract that is in accordance with the annual budget approved under this Section and entered into in the ordinary course of business.

(3)     Materially change the nature of the business of the Company.

(4)     Hire or remove, with or without cause, executive officers or other members of senior management of the Company.

(5)     Adopt or make a material amendment to any severance or management equity program.

(6)     Enter into or effect any transaction between the Company, on the one hand, and a member of senior management (including Cooper, Nystrom, KZC or any Associate Director) or any, related business partners or family members, or any of their affiliates (including any entity in which any such member has made a material investment), on the other hand.

(7)     Settle any claim or litigation for an amount in excess of $500,000.

(8)     Hire or remove, with or without cause, the independent auditors of the Company.

(9)     Create or permit to exist any subsidiary of the Company.

(10)   Enter into any joint venture or similar business alliance.

(11)   Enter into or effect any transaction or series of related transactions, involving the sale, lease, exchange or other disposal by the Company of any assets other than in the ordinary course of business.

(12)   Enter into or effect any transaction or series of related transactions, involving the purchase, rent, license, exchange or other acquisition by the Company of any assets other than in the ordinary course of business.

(13)   Enter into or effect any transaction or series of related transactions involving the merger or consolidation of the Company with or into any Person, or enter into or effect a change of control transaction.

(14)   Dissolve, liquidate or engage in any recapitalization or reorganization of the Company or file for bankruptcy by the Company.

(15)   Other than a draw down in the ordinary course of business under a debt agreement entered into prior to the date of such draw down, the execution of which was previously approved by the Board, incur any indebtedness (including refinancings), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, enter into any agreement under which the Company may incur indebtedness in the future, or make any loan, advance or capital contribution to any Person, make any voluntary prepayment of indebtedness of the Company outside the ordinary course of business, or make an amendment to the maturity date, aggregate principal amount or interest rate of existing indebtedness.

(16)   Enter into or effect any transaction or series of related transactions in connection with or involving the sale, exchange, repurchase, redemption, recapitalization, reclassification or acquisition of securities of the Company.

(c)           During the term of this Agreement, Cooper and Nystrom shall devote approximately 75% of their working time and efforts to the business and affairs of the Company and its subsidiaries.  During the term of this Agreement, Cooper and Nystrom shall use their reasonable efforts to ensure that at least one of Cooper or Nystrom shall generally be physically present in Hawaii during normal business hours.

(d)           In undertaking to provide the services set forth herein, Cooper, Nystrom and KZC do not guarantee or otherwise provide any assurances that they will succeed in building the Company’s operational and financial health and stability and, except for the amount referenced in Section 4(b) hereof, the Company’s obligation to provide the compensation specified under Section 4 hereof shall not be conditioned upon any particular results being obtained by Cooper, Nystrom and KZC.

(e)           Each Representative shall be entitled, in performing his or her duties hereunder on behalf of KZC, to rely on information disclosed or supplied to them without verification or warranty of accuracy or validity.

(f)            Cooper, Nystrom and KZC shall keep the Board fully apprised of their findings, plans and activities through regularly scheduled meetings with the Committee, as requested by the Committee, which shall be held at a time mutually convenient to all parties.

(g)           Cooper, as Chief Executive Officer of the Company, acknowledges that he will be the Principal Executive Executive Officer with the responsibility to sign the Certifications of the Principal Executive Officer pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, attached as exhibits to the Company’s periodic reports and filed with the Securities and Exchange Commission during the term of this Agreement.

3.             Term.  The term of KZC’s engagement hereunder shall commence on the date hereof and shall continue on a month to month basis until terminated by either party at the end of any such month upon written notice to the other party given at least ten days prior to the end of such month.  Notwithstanding the foregoing, KZC’s responsibilities to provide interim management services pursuant to Section 2 hereof shall not commence until (i) this Agreement has been fully executed, and (ii) the Company has furnished insurance policies, as detailed in Section 7(c) below, to KZC and KZC has determined that such policies are acceptable to KZC or if such policies do not exist, cannot be located or determined, or are not acceptable to KZC, the Company has agreed to purchase (supplemental) directors, officers and corporate liability insurance, fiduciary liability insurance and employment practices insurance coverages acceptable to KZC.  Prior to March 31, 2008, the parties shall endeavor to reach an agreement to provide for the parties’ desire that Messrs. Cooper and Nystrom continue to provide management services to the Company for periods after June 30, 2008.

4.             Compensation.  Cooper, Nystrom, Associate Directors and KZC’s compensation hereunder shall consist of the following:

(a)           A monthly fee of $600,000 cash payable to KZC in immediately available funds upon execution of this Agreement and on the first day of each month thereafter throughout the term hereof.

(b)           In addition, the Company shall pay KZC a success fee (“Success Fee”) provided that KZC has performed its duties under this Agreement for the period ending June 30, 2008.  The Success Fee is based upon improvements in EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of the Company from the actual results for the 12 month period ending December 31, 2007.  The Company and KZC shall agree on a definition of EBITDA within 30 days of the date hereof.  The Success Fee is calculated as a sliding scale percentage of the amount of the improvement in EBITDA.

Percentage Improvement in EBITDA	Success Fee as a Percent of the Amount of Increase in EBITDA
First 10%	2%
Next 15%	4%
Next 25%	6%
Next 50%	8%
Greater than 100%	10%

The measured EBITDA will be the EBITDA for the 12 month period ending with the last day of the calendar quarter which follows the calendar quarter in which the Term ends. The Success Fee will be payable in cash not later than the end of the month following the end of such 12 month period].

(c)           Expenses – The Company shall reimburse Cooper, Nystrom, Associate Directors and KZC’s reasonable out-of-pocket expenses.  Such expenses may include, but are not limited to, costs of travel, reproduction, typing, computer usage, legal counsel (but excluding time spent negotiating this Agreement and any time spent with respect to the interpretation or enforcement of this Agreement) and any applicable state sales or excise tax and other direct expenses.  Within 30 days from the date hereof, KZC or Cooper shall provide the Committee with a budget of all such reimbursable expenses. Certain employees of KZC, individually and/or jointly through separate entities and through KZC, own and/or charter private aircraft.  In the event that owned or chartered aircraft is used, the Company will be charged the applicable first class or coach fare prevailing on or about the date of travel (which such amounts shall be included in the “travel” expenses above).

The Company shall pay to KZC the compensation set forth in Sections 4(a) and 4(c) hereof based upon the submission of monthly invoices by KZC setting forth a general description of the services provided and a detailed listing of the expenses sought to be reimbursed.  The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by KZC, Cooper, Nystrom and the Associate Directors to the Company hereunder.

The Company acknowledges and agrees that the hours worked, the results achieved and the ultimate benefit to the Company of the work performed in connection with this engagement may be variable and that Company, Cooper, Nystrom and KZC have taken this into account in setting the fees hereunder.  No fee payable to any other person or entity by the Company or any other party shall affect any fee payable to Cooper, Nystrom and KZC hereunder.

5.             Confidentiality.

(a)           The Company, including the Board, shall treat any information received from Cooper, Nystrom and KZC or a Representative as confidential and, except as specified in this Section 5(a), will not publish, distribute or otherwise disclose in any manner any information developed by or received from Cooper, Nystrom and KZC or a Representative without Cooper, Nystrom and KZC’s or such Representative’s prior written approval.  Such approval shall not be required if (i) the information sought is required to be disclosed by an order binding on Cooper, Nystrom and KZC or a Representative and issued by a court having competent jurisdiction over Cooper, Nystrom and KZC and such Representative and such information is disclosed only pursuant to the terms of such order, (ii) disclosure of such information is otherwise required by federal or state securities law or regulation, (iii) the information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto or (iv) the information was furnished pursuant to this engagement.

(b)           Cooper, Nystrom, KZC and each Representative agrees to treat any information received from the Company or its representatives with utmost confidentiality, and except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from the Company or its representatives without the Company’s prior written approval.  The Company’s approval is not needed if either (i) the information sought is required to be disclosed by an order binding on Cooper, Nystrom and KZC, issued by a court having competent jurisdiction over Cooper, Nystrom and KZC (unless such order specifies that the information to be disclosed is to be placed under seal) and such information is disclosed only pursuant to the terms of such order, or (ii) such information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

6.             Representations and Warranties.

As an inducement to Cooper, Nystrom and KZC and to enter into this Agreement, the Company represents and warrants to Cooper, Nystrom and KZC as follows:

(a)           The Company is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

(b)           Subject to the execution by Cooper, Nystrom and KZC of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein nor compliance by the Company with any of the provisions hereof or thereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third-party.

(c)           Subject to execution by Cooper, Nystrom and KZC of this Agreement, this Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

7.             Indemnification.

(a)           The Company shall indemnify and hold harmless Cooper, Nystrom, the Associate Directors, KZC and its principals, and other KZC employees, representatives or agents (including counsel) (collectively, the “KZC Indemnitees”) from and against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements, including without limitation, the reasonable costs, fees, expenses and disbursements, as and when incurred, from the first dollar, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which any KZC Indemnitee is a party)(any such amount being hereinafter sometimes referred to as an “Indemnifiable Loss”), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this engagement of Cooper, Nystrom and KZC by the Company or the performance by Cooper, Nystrom and KZC of any services rendered pursuant to such engagement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding KZC Indemnitees directly liable for gross negligence or willful misconduct.  KZC shall provide the Company with prompt notice of any claim under this paragraph.  The Company and KZC shall jointly control any settlement on any action for which any KZC Indemnitee seeks indemnity; provided, however, that the Company shall be entitled on its own to effect the settlement of any pending or threatened proceeding so long as such settlement (i) includes an unconditional release of KZC, in form and substance reasonably satisfactory to KZC, from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of KZC.

(b)           If Cooper, Nystrom, KZC, Representatives or any principal or agent of KZC is required to testify, prepare for and/or appear at a deposition or produce documents at any time after the expiration or termination of this Agreement at any administrative or judicial proceeding relating to any services provided by Cooper, Nystrom and KZC hereunder, then KZC shall be entitled to be compensated by the Company for Cooper, Nystrom and KZC’s associated time charges at rates commensurate with those set forth in Section 4(a)  and to be reimbursed for reasonable out-of-pocket expenses, including counsel fees.

(c)           The Company has furnished to Cooper, Nystrom and KZC a true, correct and complete copy of the Directors, Officers and Corporate Liability Insurance Policy No.                   , Employment Practices Insurance, Policy No.                     , and Fiduciary Liability Insurance, Policy No.                          collectively (the “Policies”) issued to the Company by                                                                                  (the “Insurer”).  The Company represents that the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policies.  Promptly and in any event within two business days of the Company approving this Agreement, the Company shall notify the Insurer of the election of Cooper as the Chief Executive Officer and Nystrom as the Chief Operating Officer and of the appointment of any Associate Directors who become an officer of the Company.  The Company shall cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of KZC, in the manner set forth herein, and Cooper, Nystrom and any Associate Directors who become officers of the Company shall have all indemnities available to the officers of the Company pursuant to the Company’s Constitutive Documents.  As long as the same can be done at a commercially reasonable cost, during the term of this Agreement, the Company shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts as that provided under the Policies during the term of this Agreement, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer.  Upon any cancellation or nonrenewal of the Policies by the Insurer, as long as the same can be done at a commercially reasonable cost, the Company shall exercise its rights under the applicable clause of the Policies to extend the claim period for a one-year “discovery period”

and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein.  The Company shall use commercially reasonable efforts, in connection with the next renewal of the Policy, to negotiate to extend the discovery period set forth in the Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.

8.             Limitations on Liability.  The Company agrees that Cooper, Nystrom, Associate Directors, KZC and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to KZC pursuant to this Agreement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding Cooper, Nystrom, Associate Directors and KZC directly liable for gross negligence or willful misconduct.  In no event will Cooper, Nystrom, Associate Directors and KZC, or their personnel be liable for special, punitive or exemplary loss, damages or expenses relating to this engagement.  These limitations on liability provisions extend to KZC and its employees, representatives, agents and counsel.  The limitation on liability and indemnification contained in this agreement shall survive the completion or termination of this agreement.

9.             Independent Contractor / Benefits; Taxes.  The parties intend that Cooper, Nystrom, KZC and the Associate Directors shall render services hereunder as independent contractors, and nothing herein shall be construed to be inconsistent with this relationship or status.  Cooper, Nystrom, KZC and the Associate Directors shall not be entitled to any benefits paid by the Company to its employees.  Cooper, Nystrom, KZC and the Associate Directors shall be solely responsible for any tax consequences applicable to Cooper, Nystrom, KZC or the Associate Directors by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Cooper, Nystrom, KZC or the Associate Directors’ performance of management services hereunder.  Subject to Section 2(c) of this Agreement, the parties agree that, subject to the terms and provisions of this Agreement, Cooper, Nystrom and KZC may perform any duties hereunder and set Cooper, Nystrom and KZC’s own work schedule without day-to-day supervision by the Company.  Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.

10.          Offer of Employment.  Subject to the last sentence of Section 3 with respect to Cooper only, the Company agrees to promptly notify KZC if it extends (or solicits the possible interest in receiving) an offer of employment to an employee or principal of KZC and agrees that it will pay KZC a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus, to be paid to KZC’s former principal or employee that the Company hires at any time up to one year subsequent to the date of the final invoice rendered by Cooper, Nystrom and KZC with respect to this Agreement.

11.          Trial.  Each party agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the engagement of Cooper, Nystrom and KZC by the Company or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company, Cooper, Nystrom and KZC and these provisions shall be subject to no exceptions.  Neither party has agreed with or represented to the other that the provisions of this section will not be fully enforced in all instances.

12.          Jurisdiction.  Each party hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to the engagement of Cooper, Nystrom and KZC by the Company or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the State of New York, the Courts of United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the respective party at its  address set forth below or at such other address of which the other parties shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive damages.

13.          Survival of Agreement.  Except as provided in this Agreement, the obligations set forth under the above captioned Confidentiality, Indemnification, Limitation on Liability, Compensation, Offer of Employment, Trial, and Jurisdiction sections shall survive the expiration, termination, or supersession of this agreement.

14.          Conflicts.  Cooper, Nystrom and KZC confirm that no employee of KZC has any financial interest or business connection with the Company.  However, in the case of public companies, KZC employees may own publicly traded shares and bonds.  Additionally, KZC has run a conflict check through Kroll Inc.’s database, which is an internal computer database containing names of individuals-and entities that are- present or recent former clients of Kroll, Inc. and its’ subsidiaries, including KZC.  Marsh & McLennan Companies Inc. (“MMC”), KZC’s indirect parent, and its non-Kroll subsidiaries and affiliates do not maintain a-conflict checking system, and KZC does not presently check for conflicts against MMC and its non-Kroll subsidiaries and affiliates.  Based upon the information presently available, KZC is aware of no conflicts in connection with this engagement.  It is understood and agreed that KZC may accept the representation of other persons whose general business interest may compete with the Company’s interest or be adverse to the Company’s interest, so long as there is no actual or direct conflict of interest.

15.          Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

16.          Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

17.          Construction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

18.          Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:

Hawaiian Telcom Communications, Inc.
c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: James A.  Attwood, Jr.

If to KZC:

Kroll Zolfo Cooper LLC

101 Eisenhower Parkway, 3rd Floor

Roseland, NJ 07068

Attention: Elizabeth S. Kardos

If to Cooper:

Kroll Zolfo Cooper LLC

101 Eisenhower Parkway, 3rd Floor

Roseland, NJ 07068
Attention: Elizabeth S.  Kardos

If to Nystrom:

Kroll Zolfo Cooper LLC

101 Eisenhower Parkway, 3rd Floor

Roseland, NJ 07068

Attention: Elizabeth S.  Kardos

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

19.          Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

20.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

21.          Disclosure.  KZC shall not have the right to disclose its retention by the Company or the successful completion of its services hereunder without the prior written consent of the Company.

22.          Entire Agreement.  This Agreement and the other documents delivered pursuant hereto, if any, constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ James A. Attwood, Jr.
Title:

KROLL ZOLFO COOPER LLC

By:	/s/ Elizabeth Kardos
Title: General Counsel

STEPHEN F. COOPER

By:	/s/ Stephen F. Cooper
Title: Chairman

KEVIN NYSTROM

By:	/s/ Kevin Nystrom
Title: Senior Director